Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or
                 Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            Dennis.O'Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
October 10, 2003


             MIDWEST EXPRESS HOLDINGS REPORTS SEPTEMBER PERFORMANCE

Milwaukee, Wisconsin, October 10, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today reported September performance data for Midwest Airlines and Midwest Connect. Compared with September 2002, both airlines reported increases in traffic, decreases in capacity, increases in load factor and decreases in yield.

Midwest Airlines
o In September, Midwest Airlines' traffic (measured in scheduled service revenue passenger miles) increased 4.0% on a 12.4% decrease in capacity (measured in scheduled service available seat miles). Year to date, traffic was down 3.1% on a 10.1% decrease in capacity. Midwest Airlines expects to capacity to remain generally unchanged in the fourth quarter compared with fourth quarter 2002.
o Load factor for the month was 64.8%, compared with 54.6% in September 2002; year to date, load factor was 65.9%, compared with 61.2% last year.
o    Revenue yield declined 16.5% from September 2002 and 14.5% year to date.
o Revenue per scheduled service available seat mile decreased 0.7% in September - higher load factor was not enough to offset lower revenue yield, and decreased 7.3% year to date.
o Fuel prices were 5.6% higher in September than a year ago, and 27.1% higher in the first nine months of 2003 than 2002.

Midwest Connect
o In September, Midwest Connect's traffic increased 0.2% on an 11.6% decrease in capacity. Year to date, traffic was up 13.8% on a 1.6% increase in capacity. Midwest Connect expects to decrease capacity 15-17% in the fourth quarter compared with fourth quarter 2002.
o Load factor for the month was 54.0%, compared with 47.6% in September last year; year to date, load factor was 52.6%, compared with 47.0% last year.
o    Revenue yield declined 2.5% from September 2002 and 17.9% year to date.

                                     -MORE-

Midwest Express Holdings
Add -1-

o Revenue per scheduled service available seat mile increased 13.0% in September - the result of higher load factor offsetting lower revenue yield, and decreased 6.2% year to date.
o Fuel prices were 1.8% higher in September than a year ago, and 22.3% higher in the first nine months of 2003 than 2002.


Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

                                       ###


This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.

Editor's note: Table follows

                         Midwest Express Holdings, Inc.
                               Performance Report


                                                                        Three Months Ended               Nine Months Ended
                                            September                      September 30,                   September 30,
                                     -------------------------      -------------------------    ------------------------------
                                                          %                              %                                 %
                                       2003     2002    Change        2003     2002    Change       2003       2002      Change
                                     -------------------------      -------------------------    ------------------------------
Midwest Airlines Operations
Origin & Destination Passengers      150,443   149,247     0.8      493,722   494,729    -0.2     1,412,413  1,484,547     -4.9
Scheduled Service Revenue
     Passenger Miles (000s)          151,586   145,805     4.0      486,319   481,351     1.0     1,415,189  1,460,422     -3.1
Scheduled Service Available Seat
     Miles (000s)                    234,004   267,156   -12.4      692,837   825,339   -16.1     2,146,749  2,386,704    -10.1
Total Available Seat Miles (000s)    238,141   272,761   -12.7      705,716   841,459   -16.1     2,193,293  2,436,900    -10.0
Load Factor (%)                        64.8%     54.6%    10.2 pts.   70.2%     58.3%    11.9 pts.    65.9%      61.2%      4.7 pts.
Revenue Yield                        $0.1276   $0.1529   -16.5      $0.1306   $0.1540   -15.2       $0.1366    $0.1597    -14.5
Revenue per Schd. Svc. ASM (1)       $0.0865   $0.0871    -0.7      $0.0958   $0.0933     2.7       $0.0942    $0.1016     -7.3
Average Passenger Trip Length
     (miles)                           1,008       977     3.1          985       973     1.2         1,002        984      1.9
Number of Flights                      2,753     3,694   -25.5        8,609    11,495   -25.1        27,644     33,083    -16.4
Into-plane Fuel Cost per Gallon        $0.95     $0.90     5.6        $0.96     $0.84    13.9         $1.00      $0.79     27.1

Midwest Connect Operations
Origin & Destination Passengers       51,294    48,163     6.5      163,154   150,751     8.2       445,669    428,906      3.9
Scheduled Service Revenue
     Passenger Miles (000s)           15,811    15,783     0.2       55,750    49,110    13.5       157,218    138,198     13.8
Scheduled Service Available Seat
     Miles (000s)                     29,277    33,134   -11.6       95,375   103,450    -7.8       298,654    293,924      1.6
Total Available Seat Miles (000s)     29,284    33,157   -11.7       95,382   103,472    -7.8       298,719    294,148      1.6
Load Factor (%)                        54.0%     47.6%     6.4 pts.   58.5%     47.5%    11.0 pts.    52.6%      47.0%      5.6 pts.
Revenue Yield                        $0.3563   $0.3654    -2.5      $0.3251   $0.3765   -13.7       $0.3268    $0.3982    -17.9
Revenue per Schd. Svc. ASM (1)       $0.1973   $0.1746    13.0      $0.1945   $0.1791     8.6       $0.1761    $0.1877     -6.2
Average Passenger Trip Length
     (miles)                             308       328    -5.9          342       326     4.9           353        322      9.5
Number of Flights                      4,482     4,635    -3.3       13,705    14,488    -5.4        41,747     41,181      1.4
Into-plane Fuel Cost per Gallon        $1.02     $1.00     1.8        $1.03     $0.94     9.4         $1.07      $0.87     22.3

(1) Passenger, Cargo, and Other Transport Related Revenue divided by Scheduled Service ASMs.

Note:
All statistics exclude charter operations except the following: total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.